EXHIBIT 99.1

PRESS RELEASE
For more information, contact:
E. Larry Ryder,
Executive Vice President & Chief Financial Officer
Phone: (276) 632-2133, or
Kim D. Shaver,
Director of Marketing Communications
Phone: (336) 454-7088 or (336) 880-1230

For immediate release: January 3, 2003

Hooker Furniture Closes Acquisition of Seating Company Bradington-Young

Martinsville, VA: Major case goods producer and importer Hooker Furniture Co. (Nasdaq-SCM:HOFT) announced today that it has completed its diversification into upholstered furniture, closing its acquisition of Cherryville, N.C.-based seating specialist Bradington-Young.

With fiscal 2002 sales of just under $50 million, Bradington-Young specializes in upscale leather reclining chairs, executive desk chairs and motion and stationary upholstery in the upper-medium to high-end price niches. The acquisition creates a company offering case goods, occasional and upholstered furniture for the entire home including the bedroom, dining room, family room, home office and home theater with combined annual net sales of just under $300 million based on fiscal 2002 sales.

Ranked among the nation’s top 20 furniture manufacturers in sales, Hooker Furniture is a 78-year-old producer and importer of wall and entertainment systems, home office, occasional, dining, and bedroom furniture. The Company has ten manufacturing facilities, a distribution center, and a warehouse located in Virginia and North Carolina. Plant locations include Pleasant Garden, Kernersville, Maiden, Cherryville, Hickory and Woodleaf NC and Martinsville and Roanoke, VA. The Company’s stock is listed on the Nasdaq SmallCap Market. The stock closed at $18.20 per share on January 2. Please visit us on the World Wide Web at http://www.hookerfurniture.com/

Certain statements made in this report are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “would,” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. These statements reflect the Company’s reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited to the ability of the Company to successfully integrate Bradington-Young’s business operations, the cyclical nature of the furniture industry, domestic and international competition in the furniture industry, general economic or business conditions, both domestically and internationally, fluctuations in the price of key raw materials including lumber, which is the most significant raw material used by the Company, supply disruptions or delays affecting imported products, adverse political acts or developments in the international markets from which the Company imports products, fluctuations in foreign currency exchange rates affecting the price of the Company’s imported products, and capital costs.